EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,
DECLARES SECOND QUARTER CASH DIVIDEND

COLUMBUS, Georgia - April 25, 2006 - Aflac Incorporated today reported its first quarter results.

Reflecting a weaker yen to the dollar, total revenues were unchanged at $3.6 billion during the first quarter of 2006. Net earnings were $375 million, or $.74 per diluted share, compared with $328 million, or $.64 per share, a year ago. Net earnings included realized investment gains of $9 million, or $.02 per diluted share, compared with realized investment gains of $2 million, or nil per share, a year ago. Net earnings in the first quarter of 2006 also included a gain of $2 million, or nil per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the first quarter of 2005, the impact from SFAS 133 reduced net earnings by $9 million, or $.02 per diluted share.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan's yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart at the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency translation.

Operating earnings in the first quarter of 2006 were $364 million, compared with $335 million in the first quarter of 2005. Operating earnings per diluted share rose 9.1% to $.72, compared with $.66 a year ago. The weaker yen/dollar exchange rate lowered operating earnings per diluted share by $.04 during the quarter. Excluding the impact from the weaker yen, operating earnings per share increased 15.2%.

During the first quarter, we acquired 2.1 million shares of Aflac stock. At the end of the first quarter, we had approximately 45 million shares available for repurchase under authorizations by the board of directors.

AFLAC JAPAN

Aflac Japan continued to produce solid results that were in line with our expectations. Premium income in yen increased 6.2% in the first quarter of 2006 and net investment income rose 11.2%. Investment income growth in yen terms was magnified by the weaker yen/dollar exchange rate because approximately 37% of Aflac Japan's first quarter investment income was dollar-denominated. Total revenues rose 6.9%. Due to improvement in the benefit ratio, the pretax operating profit margin expanded from 14.9% to 16.7%. As a result, pretax operating earnings in yen were up 19.2%.

The average yen/dollar exchange rate in the first quarter of 2006 was 116.90, compared with an average rate of 104.50 in the first quarter of 2005. Aflac Japan's growth rates in dollar terms were suppressed as a result of the 10.6% weakening of the average exchange rate during the quarter.

Reflecting the weaker yen, first quarter premium income in dollars declined 5.1% to $2.1 billion. Net investment income was down .6% to $408 million. Total revenues were $2.6 billion, a decrease of 4.4%. Pretax operating earnings were $425 million, or 6.6% higher than a year ago.

Aflac Japan's total new annualized premium sales declined 1.3% in the first quarter to 29.4 billion yen, or $251 million. As we discussed following our year-end earnings release, we expected weak first quarter sales. First quarter sales reflected continued declines of Rider MAX sales and conversions. We believe sales growth was also restrained by our agents' efforts to assist with the conversion of a group of existing customers from payroll to direct billing rates rather than concentrating on new sales. The billing conversion program is now complete. Cancer life sales benefited from the additional premium generated from billing mode conversions and sales through Dai-ichi Mutual Life. Sales through Dai-ichi Life rose 5.1% in the first quarter. Medical sales declined in the quarter, which we believe resulted from the billing conversions as well as the introduction of WAYS, an innovative new life product. We were very pleased with the initial response to WAYS, which we launched in late January. Unlike traditional life insurance, WAYS allows a policyholder to convert a portion of the life insurance coverage to medical, nursing care, or fixed annuity benefits at retirement age. Despite its recent introduction, WAYS accounted for approximately 9% of first quarter sales. Our objective for the year is to increase total new annualized premium sales 5% to 8% in yen.

AFLAC U.S.

Aflac U.S. produced solid financial results in the first quarter. Premium income increased 10.1% to $866 million. Net investment income rose 8.3% to $110 million. Total revenues were up 10.0% to $980 million. Pretax operating earnings were $147 million, an increase of 10.4%.

We were pleased with our U.S. sales results in the first quarter. Total new annualized premium sales rose 11.4% to $318 million. Sales in the quarter were led by accident/disability and cancer expense insurance, which accounted for a combined 69% of sales in the quarter. We continued to be pleased with the sales of recently introduced products, particularly our revised hospital indemnity plan. Hospital indemnity sales were up 27.4% in the quarter, accounting for approximately 12% of sales. We were also encouraged to see continued expansion of our U.S. sales force. Newly recruited sales associates rose 4.2% over 2005, and the number of producing associates also increased. The number of average monthly producing associates increased 2.7% in the quarter to more than 17,900. On an average weekly basis, the number of producing associates rose 4.9% to more than 10,100. For the second quarter, we face a tougher sales comparison and expect sales to be up in a range of mid- to upper-single digits, which would keep us on track for our sales goal for 2006. Our objective for the full year is an 8% to 12% increase in total new annualized premium sales.

DIVIDEND

The board of directors declared the second quarter cash dividend. The second quarter dividend of $.13 per share is payable on June 1, 2006, to shareholders of record at the close of business on May 19, 2006.

OUTLOOK

Commenting on the company's first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: "We are pleased with Aflac's start in 2006. Our strong results were masked by the weaker yen compared with the first quarter of last year. However, in its local currency, Aflac Japan continued to post strong financial results, which were consistent with our expectations. At the same time, Aflac U.S. performed well in the quarter, achieving its sales and financial targets.

"Based on our first quarter results, we are optimistic about achieving our financial objectives for the year. Our primary financial goal for 2006 is to increase operating earnings per diluted share 15%, excluding foreign currency translation. For 2007 our goal is to produce 15% to 16% growth in operating earnings per diluted share, excluding the impact of the yen. The yen may remain weak and suppress our reported financial performance, yet we believe Aflac is fundamentally very strong. We also believe we are well-positioned in the two largest insurance markets in the world."

For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Aflac's insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine's listing of America's Most Admired Companies for six consecutive years and Forbes magazine's Platinum 400 List of America's Best Big Companies for five consecutive years. In January 2006, Aflac was included in Fortune magazine's list of the 100 Best Companies to Work For in America for the eighth consecutive year. Aflac was also included in Fortune magazine's list of the Top 50 Employers for Minorities in August 2005, and in September 2005, Aflac Japan was named the Life Insurance Company of the Year at the Asia Insurance Industry Awards, sponsored by the Asia Insurance Review. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac's Financial Analyst Briefing (FAB) supplement for the first quarter of 2006 can be found in the "Company Financials" section of the "For Investors" page at aflac.com.

Aflac Incorporated will webcast its first quarter conference call on the "For Investors" page of aflac.com at 9:00 a.m. (EDT), Wednesday, April 26.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2006	2005	% Change

Total revenues	$3,559	$3,559	-%

Benefits and claims	2,181	2,266	(3.7)

Total expenses	803	787	2.1

Earnings before income taxes	575	506	13.4

Income taxes	200	178

Net earnings	$375	$328	14.2%

Net earnings per share - basic	$.75	$.65	15.4%

Net earnings per share - diluted	.74	.64	15.6

Shares used to compute earnings per share (000):
Basic	498,037	502,706	(.9)%
Diluted	504,574	509,449	(1.0)

Dividends paid per share	$.13	$.11	18.2%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2006	2005	% Change

Assets:

Total investments and cash	$48,865	$49,755	(1.8)%

Deferred policy acquisition costs	5,706	5,583	2.2

Other assets	1,565	1,703	(8.1)

Total assets	$56,136	$57,041	(1.6)%

Liabilities and shareholders' equity:

Policy liabilities	$43,358	$43,313.1%

Notes payable	1,400	1,398.1

Other liabilities	3,802	4,554	(16.5)

Shareholders' equity	7,576	7,776	(2.6)

Total liabilities and shareholders' equity	$56,136	$57,041	(1.6)%

Shares outstanding at end of period (000)	498,431	501,987	(.7)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED - IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2006	2005	% Change

Operating earnings	$364	$335	8.8%

Reconciling items, net of tax:
Realized investment gains (losses)	9	2
Impact from SFAS 133	2	(9)

Net earnings	$375	$328	14.2%

Operating earnings per diluted share	$.72	$.66	9.1%

Reconciling items, net of tax:
Realized investment gains (losses)	.02	-
Impact from SFAS 133	-	(.02)

Net earnings per diluted share	$.74	$.64	15.6%

FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS[1]
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED MARCH 31, 2006	Changes	Changes	2

Premium income	(1.2)%	7.2%

Net investment income	1.9	7.8

Total benefits and expenses	(2.2)	6.0

Operating earnings	8.8	15.2

Operating earnings per diluted share	9.1	15.2

1	The numbers in this table are presented on an operating basis, as previously described.
2	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac's investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders' equity to foreign currency translation fluctuations; catastrophic events; and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., 800.235.2667 - option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com